SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       BALTIMORE GAS AND ELECTRIC COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

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                                   NOTICE OF
                                 ANNUAL MEETING
                              AND PROXY STATEMENT






                       BALTIMORE GAS AND ELECTRIC COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1998

                            MORRIS MECHANIC THEATRE
                             1 NORTH CHARLES STREET
                           BALTIMORE, MARYLAND 21201

                                                                      [BGE LOGO]


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
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
                  CHRISTIAN H. POINDEXTER           BALTIMORE GAS AND ELECTRIC COMPANY
                  CHAIRMAN OF THE BOARD                         39 W. LEXINGTON STREET
                  AND CHIEF EXECUTIVE OFFICER                BALTIMORE, MARYLAND 21201

                  March 13, 1998

[BGE LOGO]        Dear Shareholder:

                  I'd like to invite you to attend our annual meeting of shareholders to be held April 24, 1998, at 10:00 a.m. at the Morris Mechanic Theatre located at 1 North Charles Street in downtown Baltimore. We have enclosed a copy of our 1997 annual report to shareholders for your review.

                  At the meeting, I will review our 1997 performance and answer shareholder questions. In addition, shareholders will be voting on the following business matters: the annual election of directors, the ratification of our independent accountants for 1998, and one shareholder proposal.

                  We've enclosed a proxy card that lists all matters that require your vote. PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE PAID ENVELOPE PROVIDED. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to be at the meeting, please check the box on your proxy card.

                  The Morris Mechanic Theatre is handicapped-accessible. In addition, if you need any other special accommodations, please indicate them on your proxy card.

                  Thank you for your continued support of Baltimore Gas and Electric Company.

                  Sincerely,

                  /s/ C. H. Poindexter
                  -------------------------
                  Chairman of the Board and
                  Chief Executive Officer

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================================================================================


                         BALTIMORE GAS AND ELECTRIC COMPANY
                 Notice of 1998 Annual Meeting of Shareholders

     Our annual meeting of shareholders will be held on FRIDAY, APRIL 24, 1998 at 10:00 a.m., at the Morris Mechanic Theatre at 1 North Charles Street, Baltimore, Maryland, for the following purposes:

     1. To elect thirteen directors to serve on our board for the next year and until their successors are elected and qualified.

     2. To ratify our selection of Coopers & Lybrand L.L.P. as our independent accountants for 1998.

     3. To vote on a shareholder proposal, if such proposal is brought before the meeting.

     4. To transact any other business that properly comes before the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST"
ITEM 3.

     We discuss the above business matters in more detail in the attached Proxy Statement.

     The stock transfer books will not be closed before the annual meeting. Common shareholders of record at the close of business on February 25, 1998 will be entitled to vote.

                                                  David A. Brune
                                                  Secretary

March 13, 1998

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================================================================================



                       BALTIMORE GAS AND ELECTRIC COMPANY
                                Proxy Statement
                               TABLE OF CONTENTS

Questions & Answers........................................................    1

Business Matters To Be Voted On............................................    4

Board of Directors.........................................................    5

     Nominees for the Board of Directors...................................    5

     Committees of the Board of Directors..................................    7

     Meetings of the Board of Directors and its Committees.................    8

     Directors' Compensation...............................................    8

     Certain Relationships and Transactions................................    9

     Section 16(a) Beneficial Ownership Reporting Compliance...............    9

     Compensation Committee Interlocks and Insider Participation...........    9

Security Ownership..........................................................  10

Executive Compensation......................................................  11

     Summary Compensation Table.............................................  11

     Long-Term Incentive Plan Table.........................................  12

     Pension Benefits.......................................................  14

     Severance Agreements...................................................  15

Common Stock Performance Graph..............................................  16

Report of Committee on Management on Executive Compensation.................  17

Shareholder Proposal........................................................  20

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                              QUESTIONS & ANSWERS

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Q:      WHEN ARE THE ANNUAL REPORT TO SHAREHOLDERS AND THIS PROXY STATEMENT
        FIRST BEING SENT TO SHAREHOLDERS?

A: The annual report to shareholders and this proxy statement are being sent to shareholders beginning on or about March 13, 1998.

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Q:      WHAT AM I VOTING ON?

A:      1. Election of 13 directors.
        2. Ratification of Coopers & Lybrand L.L.P. as our independent accountants.
        3. A shareholder proposal (discussed on page 20).
        4. Any other business that properly comes before the meeting for a vote.

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Q:      HOW DO I VOTE?

A: You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards to all of our shareholders.

--------------------------------------------------------------------------------

Q:      WHAT IS A PROXY?

A: A proxy is a person you appoint to vote on your behalf. Proxies are solicited so that all common shares may be voted at the annual meeting. You must complete and return the enclosed proxy card to have your shares voted by proxy.

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Q:      BY COMPLETING AND RETURNING THE PROXY CARD, WHO AM I DESIGNATING AS MY
        PROXY?

A: You will be designating: Jerome W. Geckle, George V. McGowan, and Christian H. Poindexter as your proxies.

--------------------------------------------------------------------------------

Q:      HOW WILL MY PROXY VOTE MY SHARES?

A: Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on the business matters, your proxy will vote "FOR" Items 1 and 2 and "AGAINST" Item 3. Also, your proxy is authorized to vote, using his or her best judgment, on any other business that properly comes before the meeting.

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                                       1

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Q:      WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND HOW MANY VOTES DO
        THEY HAVE?

A: Common shareholders of record at the close of business on February 25, 1998 may vote at the meeting. Each share has one vote. There were 147,867,114 shares of common stock outstanding on February 25, 1998.

--------------------------------------------------------------------------------

Q:      HOW DO I VOTE USING MY PROXY CARD?

A:      There are three steps.

       1. Vote on each of the business matters as follows:

          (Bullet) ITEM 1. THE ELECTION OF 13 DIRECTORS. The names of all the directors to be elected are listed on your proxy card. You have three options:

                   (Bullet) OPTION 1. To vote for all directors, you check the box marked "FOR."

                   (Bullet) OPTION 2. To vote for some of the directors and
                            against the rest, you check the box marked "FOR" and then line through the names of the directors that you are voting against.

                   (Bullet) OPTION 3. To abstain from voting for all directors
                            (that is, not vote for or against any of the directors), you check the box marked "WITHHOLD AUTHORITY."

          (Bullet) ITEMS 2 AND 3. RATIFICATION OF SELECTION OF COOPERS & LYBRAND
                   L.L.P. AS OUR INDEPENDENT ACCOUNTANTS FOR 1998 AND A SHAREHOLDER PROPOSAL. You check the box "FOR," or "AGAINST," or "ABSTAIN" (to cast no vote).

       2. Sign and date your proxy card. IF YOU DO NOT SIGN YOUR PROXY CARD, YOUR SHARES CANNOT BE VOTED.

       3. Mail your proxy card in the pre-addressed, postage paid envelope.

REMEMBER TO CHECK THE BOX ON YOUR PROXY CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

--------------------------------------------------------------------------------

Q:      HOW DO I REVOKE MY PROXY?

A: You may revoke your proxy at any time before your shares are voted at the annual meeting by:

        (Bullet) notifying our Corporate Secretary, David A. Brune, in writing at P.O. Box 1475, Baltimore, Maryland 21203-1475, that you are revoking your proxy;

        (Bullet) executing a later dated proxy card; or

        (Bullet) attending and voting by ballot at the annual meeting.

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Q:      WHAT IS A QUORUM OF SHAREHOLDERS, AND HOW MANY VOTES DOES IT TAKE TO
        PASS EACH BUSINESS MATTER?

A: A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 147,867,114 shares of common stock outstanding on February 25, 1998, 73,933,558 shares is a quorum. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. Assuming a quorum of shareholders is present at the meeting, the affirmative vote of a majority of all the votes cast is needed to pass each business matter. Broker non-votes, abstentions and withhold-authority votes DO NOT COUNT as votes cast.

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                                       2

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Q:      WHY MIGHT I RECEIVE MORE THAN ONE PROXY CARD?

A: First, you may have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. Second, you may own shares indirectly through your broker or our employee savings plan. Your broker or plan trustee will send you a proxy card for these shares.

--------------------------------------------------------------------------------

Q:      CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

A: Yes. If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.

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Q:      WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE
        COST?

A: BGE, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Georgeson & Co. Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $13,500, plus out-of-pocket expenses. BGE pays the cost of soliciting proxies.

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Q:      WHEN IS THE DEADLINE FOR SHAREHOLDER PROPOSALS TO BE CONSIDERED FOR
        INCLUSION IN BGE'S PROXY STATEMENT FOR ITS 1999 ANNUAL MEETING?

A: You must submit your proposal in writing to our Corporate Secretary, David A. Brune, at P.O. Box 1475, Baltimore, Maryland 21203-1475, so that he receives it by November 13, 1998. Proposals will not be accepted by facsimile.

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                                       3

                        BUSINESS MATTERS TO BE VOTED ON

ITEM 1. ELECTION OF DIRECTORS.

     Our entire Board of Directors is elected each year at the annual meeting. Directors serve for one year and until a successor director is elected and qualified. All of the nominees were elected a director at the 1997 annual meeting. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to accept nomination or election, it is intended that proxies will be voted for the election of a nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 5.

ITEM 2. RATIFICATION OF OUR SELECTION OF COOPERS & LYBRAND L.L.P. AS OUR INDEPENDENT ACCOUNTANTS FOR 1998.

     Coopers & Lybrand L.L.P., Certified Public Accountants, has been our independent accountants since 1941. A member of their firm will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions.

     Coopers & Lybrand audited our 1997 consolidated financial statements, as well as the financial statements of our dividend reinvestment and stock purchase plan and various employee benefit plans. As part of its audit function, they also reviewed our 1997 annual report to shareholders and various filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission.

     The Board's Audit Committee reviewed the non-audit services provided by Coopers & Lybrand during 1997 and concluded that these services do not affect Coopers & Lybrand's independence as our auditors.

ITEM 3. A SHAREHOLDER PROPOSAL.

     A shareholder proposal and our Board of Directors' response are included beginning on page 20.

ITEM 4. OTHER BUSINESS MATTERS.

     The Board of Directors is not aware of any other business matters to be presented for action at the annual meeting. However, (1) if any other matters come before the meeting, (2) if any of the persons named to serve as directors should be unable to serve or for good cause will not serve, (3) if any shareholder proposal omitted from this proxy statement and the proxy card is presented for action at the meeting, and (4) if any matters incident to the conduct of the meeting are presented for action, shareholders present at the meeting will vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her best judgment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND A VOTE "AGAINST" ITEM 3.

                               BOARD OF DIRECTORS

NOMINEES FOR THE BOARD OF DIRECTORS

The following are brief biographical sketches for each of our nominated directors:

H. FURLONG BALDWIN, age 66, is the Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation (a bank holding company), positions he has held since 1984 and 1976, respectively. In addition, he is Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company, positions he attained in 1976. He is also a director of the following BGE subsidiaries: Constellation Enterprises, Inc., and its direct subsidiaries, and Constellation Energy Solutions, Inc. In addition, he is a director of GRC International, Inc., USF&G Corporation, Consolidated Rail Corp., Offitbank and Wills Group LLC. He has been a director of BGE since 1988, is a member of BGE's Executive Committee, the Chairman of BGE's Long Range Strategy Committee and a member of the Audit Committee for BGE's subsidiaries.

BEVERLY B. BYRON, age 65, served seven successive terms as a Maryland
    Congresswoman in the United States House of Representatives from 1978 to 1992. She is a director of Blue Cross and Blue Shield of Maryland, Inc., Farmers & Mechanics National Bank and Logistics Management Institute. She has been a director of BGE since 1993, is a member of the Audit Committee and the Committee on Nuclear Power and is the Chairwoman of the Committee on Workplace Diversity.

J. OWEN COLE, age 68, is a director of First Maryland Bancorp. (a bank holding company) and The First National Bank of Maryland. At First Maryland Bancorp. and The First National Bank of Maryland, he served as Chairman of the Executive Committee from 1988 to 1994 and Chairman of the Trust Committee from 1994 to 1997. In addition, from January 1995 to December 1996, he was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc. He has been a director of the Company since 1977, is the Chairman of the Audit Committee and a member of the Committee on Management.

DAN A. COLUSSY, age 66, in January, 1998 became the Chairman of the Board of
    Care First, Inc., the holding company for Care First of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.) and Group Hospitalization and Medical Services, Inc., after serving as Chairman of the Board of Blue Cross and Blue Shield of Maryland since January, 1997, and Chairman-Elect in 1996. He retired as Chairman of the Board, President and Chief Executive Officer of UNC Incorporated (aviation services) in November 1997. At UNC Incorporated, he was elected Chief Executive Officer and President in 1984 and Chairman of the Board in 1989. He has been a director of BGE since 1992, is a member of the Committee on Management and the Chairman of the Committee on Nuclear Power.

EDWARD A. CROOKE, age 59, is the President and Chief Operating Officer of BGE.
    He has been President of BGE since 1988 and Chief Operating Officer since 1992. In addition, he serves as Chairman of the Board of both of BGE's principal subsidiaries: Constellation Enterprises, Inc. (formed in January 1998 as the parent company for Constellation Holdings, Inc. and BGE Home Products & Services, Inc.), a position he attained in January 1998, and Constellation Energy Solutions, Inc. (formerly, BGE Corp.), a position he attained in March 1997.

    He also serves on the Board of Directors of the subsidiaries of Constellation Enterprises, Inc. and Constellation Energy Solutions, Inc. and has served as Chairman of the Board of Constellation Holdings, Inc. since 1996 and Chairman of the Board of BGE Home Products & Services, Inc. since 1994.

    He is also a director of First Maryland Bancorp., The First National Bank of Maryland, AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited, and Baltimore Equitable Society. He has been a director of BGE since 1988 and is a member of the Executive Committee.

JAMES R. CURTISS, age 44, is a partner in the law firm of Winston & Strawn, a position he attained in 1993. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation. He has been a director of BGE since 1994, is a member of the Committee on Nuclear Power, the Committee on Workplace Diversity and the Long Range Strategy Committee.

JEROME W. GECKLE, age 68, was Chairman of the Board of PHH Corporation (vehicle, relocation, and management services) from 1979 until he retired in 1989. He is also a director of the following BGE subsidiaries: Constellation Enterprises, Inc., and its direct subsidiaries, and Constellation Energy Solutions, Inc. In addition, he is a director of First Maryland Bancorp. and The First National Bank of Maryland. He has been a director of BGE since 1980, is the Chairman of BGE's Committee on Management, a member of BGE's Long Range Strategy Committee and is the Chairman of the Committee on Management for BGE's subsidiaries.

DR. FREEMAN A. HRABOWSKI, III, age 47, is the President of the University of
    Maryland Baltimore County, a position he attained in 1993 after serving as Interim President since 1992. He is also a director of the Baltimore Equitable Society, McCormick & Company, Inc. and Mercantile Bankshares Corporation. He has been a director of BGE since 1994, is a member of the Audit Committee, the Executive Committee and the Committee on Workplace Diversity.

NANCY LAMPTON, age 55, is the Chairman and Chief Executive Officer of American
    Life and Accident Insurance Company of Kentucky, a position she attained in 1971. She is also a director of Bank One Kentucky, Brinly-Hardy Corporation, and Duff & Phelps Utility Income Fund. She has been a director of BGE since 1994, is a member of the Long Range Strategy Committee and the Committee on Workplace Diversity.

GEORGE V. MCGOWAN, age 70, has been Chairman of BGE's Executive Committee since
    1993. He is also a director of the following BGE subsidiaries: Constellation Enterprises, Inc., and its direct subsidiaries, and Constellation Energy Solutions, Inc. In addition, he is a director of GTS Duratek Corp., Life of Maryland, Inc., McCormick & Company, Inc., NationsBank, N.A., Organization Resources Counselors, Inc., Scientech, Inc., and The Baltimore Life Insurance Company. He has been a director of BGE since 1980 and is a member of the Committee on Nuclear Power.

CHRISTIAN H. POINDEXTER, age 59, is the Chairman of the Board and Chief
    Executive Officer of BGE, positions he attained in 1993, after serving as Vice Chairman of the Board, a position he held since 1989. He is on the Board of Directors of the following BGE subsidiaries: Constellation Enterprises, Inc., and its subsidiaries, and Constellation Energy Solutions, Inc., and a subsidiary. In addition, he served as Chairman of the Board of Constellation Holdings, Inc. from 1993 to 1996.

    He is also a director of Dome Corporation, Johns Hopkins Medicine Board, Mercantile Bankshares Corporation, Mercantile Mortgage Corporation, Mercantile-Safe Deposit & Trust Company, and Nuclear Electric Insurance Limited. He has been a director of BGE since 1988 and is a member of the Executive Committee.

GEORGE L. RUSSELL, JR., age 68, is a partner in the law firm of Piper & Marbury
    L.L.P., a position he attained in 1986. He is also a director of the Federal Reserve Bank of Richmond -- Baltimore Branch. He has been a director of BGE since 1988, is a member of the Audit Committee and the Executive Committee.

MICHAEL D. SULLIVAN, age 58, is the Chairman of the Board of Golf America
    Stores, Inc. (golf apparel retailing), a position he attained in October 1996, and Chairman of the Board of Jay Jacobs, Inc. (specialty apparel retailing), a position he attained in December 1997. Since 1995, he has been Chairman of the Board of ProAxom International, LLC (hair care products and restoration) and Chairman of the Board and Chief Executive Officer of Lombardi Research Group, LLC, a holding company for ProAxom International, LLC.

    He was Chief Executive Officer and President of Merry-Go-Round Enterprises, Inc. (specialty retailing) from 1982 to 1994. That company filed a reorganization petition under Chapter XI of the Federal Bankruptcy law in January 1994, and subsequently announced a bankruptcy liquidation.

    He has been a director of BGE since 1992, is a member of the Committee on Management and the Long Range Strategy Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

EXECUTIVE COMMITTEE. The Executive Committee may exercise most of the powers of the Board of Directors in the management of BGE's business and affairs between meetings of the full board. The committee, however, may not declare dividends, authorize the issuance of stock (unless the Board of Directors has already given general authorization for such issuance), recommend to shareholders any action requiring shareholder approval, amend the by-laws, or approve mergers or share exchanges which do not require shareholder approval.

AUDIT COMMITTEE. The Audit Committee, made up of outside directors who are not former BGE employees, recommends an independent accounting firm to be engaged, discusses the scope of the examination with that firm, and reviews the annual financial statements with the independent accounting firm and with BGE management. Additionally, the committee meets with the manager of BGE's auditing department to ensure that an adequate program of internal auditing is being carried out, and invites comments and recommendations from the independent accounting firm concerning the system of internal controls and accounting procedures. The committee reports on its activities periodically to the Board of Directors.

COMMITTEE ON NUCLEAR POWER. The Committee on Nuclear Power monitors the performance and safety of BGE's Calvert Cliffs Nuclear Power Plant. The committee meets periodically, usually on-site at the Calvert Cliffs plant, to talk with management, senior plant management, and other nuclear oversight personnel. Following each meeting, the committee reports the results of its observations and findings to the Board of Directors and makes recommendations as appropriate.

COMMITTEE ON MANAGEMENT. The Committee on Management's duties include recommending to the Board of Directors nominees for officers and nominees for election as directors of BGE and making recommendations concerning their compensation. This committee, which is comprised of outside directors, considers nominees for directors recommended by shareholders; such recommendations should be submitted in writing to the attention of the Corporate Secretary, Baltimore Gas and Electric Company, 39 W. Lexington Street, Baltimore, Maryland 21201.

COMMITTEE ON WORKPLACE DIVERSITY. The Committee on Workplace Diversity provides an ongoing Board of Directors' perspective of management's progress in achieving employee diversity goals. The committee provides input to management in setting goals and developing strategies to increase goal attainment, provides oversight on implementation of strategies, and evaluates results. The committee reports on its activities periodically to the Board of Directors.

LONG RANGE STRATEGY COMMITTEE. The Long Range Strategy Committee oversees the development of BGE's long range strategic goals. The committee meets periodically to review the continued appropriateness of these goals and to approve presentations to the Board of Directors regarding the implementation of significant strategic initiatives. This committee also reviews major regulatory, environmental and public policy issues as well as technology advances which may affect our operations. The committee periodically reports its activities to the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

In 1997, the Board of Directors met ten times for regularly scheduled meetings. In addition, the Audit Committee met three times, the Committee on Nuclear Power met three times, the Committee on Management met seven times, and the Committee on Workplace Diversity met two times. Each of the nominees attended 75% or more of the total number of meetings of the board and of any committees on which they served.

DIRECTORS' COMPENSATION

     Directors who are employees of BGE or its subsidiaries receive no additional compensation for serving on the Board of Directors or its committees.

     Non-employee directors receive a $1,250 fee for each regular, committee, or special board meeting attended. These directors may defer receipt of some or all of their fees.

     Non-employee directors also receive an annual $26,000 retainer. Each committee chairperson receives an additional $3,500 annual retainer. Half of these retainers are invested in deferred stock units (explained below). These directors may elect to invest some or all of the other half of their retainers in deferred stock units.

     Deferred stock units are bookkeeping entries that track the performance of BGE common stock and are not actual shares of stock. The bookkeeping entries reflect fluctuation based on BGE common stock price changes, dividends, stock splits and other capital changes. At the end of their board service, directors receive cash based on the value of their deferred stock units.

     Non-employee directors may also be reimbursed for reasonable travel expenses incidental to attendance at meetings.

     Mr. McGowan, our former Chairman of the Board and Chief Executive Officer, continues to participate in civic and community activities on behalf of BGE. We provide an automobile to him at an approximate yearly cost to us of $11,000.

     Those non-employee directors who serve on the boards of BGE's subsidiaries also receive a $1,250 aggregate fee for regular, committee or special subsidiary board meetings attended. These directors may defer receipt of some or all of their fees.

     Those non-employee directors who serve on the boards of BGE's subsidiaries also receive a $20,000 aggregate annual retainer and an additional $3,500 aggregate annual retainer for chairing any committees. Similar to BGE's directors' compensation program, half of these retainers are invested in deferred stock units that track the performance of BGE common stock and are not actual shares of stock. Each of these directors may elect to invest some or all of the other half of their retainers in deferred stock units. At the end of their subsidiary board service, these directors will receive cash based on the value of their deferred stock units.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     One of our directors, George L. Russell, Jr., is a partner at the law firm of Piper & Marbury L.L.P. BGE and certain subsidiaries paid fees to this firm for legal services rendered in 1997.

     One of our directors, James P. Curtiss, is a partner at the law firm of Winston & Strawn. BGE paid fees to this firm for legal services rendered in 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Gregory C. Martin, an executive officer of BGE, due to a clerical error was one day late in filing his Form 3 to report his beneficial ownership of BGE common stock upon his appointment as a Vice President in November 1997.

     George L. Russell, Jr., a director of BGE, did not timely report the inheritance by his wife of shares of BGE common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Christian H. Poindexter, Chairman of the Board and Chief Executive Officer of BGE, serves on the Compensation Committee of Mercantile Bankshares Corporation. H. Furlong Baldwin, a director of BGE, is Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation.

                               SECURITY OWNERSHIP

       The following table shows as of January 23, 1998 the beneficial ownership of BGE common stock of each nominee for director, the six executive officers shown in the SUMMARY COMPENSATION TABLE on page 11, and all directors and executive officers as a group. Each of the individuals listed in the table, as well as all directors and executive officers as a group, beneficially owned less than 1% of BGE's outstanding common stock. None of them beneficially own shares of any other class of our equity securities.

                                              BENEFICIAL OWNERSHIP            DEFERRED
NAME                                       (SHARES OF COMMON STOCK)(1)     STOCK UNITS(3)
----                                       ---------------------------    ---------------
Bruce M. Ambler.........................              41,357                     -0-
H. Furlong Baldwin......................                 750                   2,120
Beverly B. Byron........................               1,500                     662
J. Owen Cole............................               4,511                     662
Dan A. Colussy..........................               1,500                   1,323
George C. Creel.........................              33,717(2)                  -0-
Edward A. Crooke........................              69,949                     -0-
James R. Curtiss........................                 300                   1,166
Robert E. Denton........................              29,959                     -0-
Jerome W. Geckle........................               7,366                   1,380
Freeman A. Hrabowski, III...............                 550                   1,166
Nancy Lampton...........................               2,797                     583
George V. McGowan.......................             105,457                   1,076
Christian H. Poindexter.................             107,648                     -0-
George L. Russell, Jr...................               1,874                   1,166
Charles W. Shivery......................              39,007                     -0-
Michael D. Sullivan.....................               1,500                     583
All Directors and Executive Officers
  as a Group (27 Individuals)...........             614,861

     (1) If the individual participates in BGE's Dividend Reinvestment and Stock Purchase Plan, BGE's Long-Term Incentive Plan or BGE's Employee Savings Plan, those shares are included.

     (2) Mr. Creel retired from BGE on November 1, 1997. Of these shares, 11,848 are held in the name of Mr. Creel's wife of which he disclaims beneficial ownership.

     (3) Deferred stock units are discussed under DIRECTORS' COMPENSATION on page 8.

                             EXECUTIVE COMPENSATION

The following table summarizes the compensation of certain of our executives as of December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                ----------------------------------------------
                                                         ANNUAL                 LONG-TERM
                                                      COMPENSATION            COMPENSATION(1)
---------------------------------------------------------------------------------------------------------------------
                                                                              INCENTIVE PLAN           ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR      SALARY ($)     BONUS ($)        PAYOUT ($)        COMPENSATION ($)(3)
---------------------------------------------------------------------------------------------------------------------
Christian H. Poindexter               1997        608,533        -0-              425,436(2)              42,283
  Chairman of the Board and           1996        567,300       212,500           181,500                324,799
  Chief Executive Officer             1995        537,233       247,400               N/A                 31,611

Edward A. Crooke                      1997        420,667        -0-              298,799(2)              40,658
  President and Chief Operating       1996        403,400       150,000           118,800                252,504
  Officer                             1995        400,567       184,200               N/A                 25,217

Bruce M. Ambler                       1997        330,400        -0-              172,843(2)              27,841
  President and Chief Executive       1996        315,100       120,000           180,000                117,101
  Officer of Constellation            1995        298,933       108,600               N/A                 17,033
  Holdings, Inc.

Charles W. Shivery                    1997        233,900        55,000           151,856(2)              13,982
  President of Constellation          1996        218,700        77,000            33,000                 38,302
  Energy Solutions, Inc. and          1995        203,333        96,400               N/A                 10,803
  Constellation Power
  Source, Inc.

George C. Creel                       1997        284,566        -0-              246,758(2)             187,187
  Retired Executive Vice              1996        316,600       118,000            72,600                138,842
  President and Acting                1995        265,600        72,900               N/A                 17,292
  Chief Operating Officer

Robert E. Denton                      1997        248,533        -0-              178,917(2)              18,786
  Senior Vice President --            1996        230,567        75,100            38,500                 70,899
  Generation                          1995        196,933        55,000               N/A                 10,785
---------------------------------------------------------------------------------------------------------------------

NOTES TO SUMMARY COMPENSATION TABLE:

(1) The following executives held shares of performance-based restricted stock listed below at December 31, 1997:

                                      SHARES     MARKET VALUE
                                      ------     ------------
                C. H. Poindexter      24,667       $841,758
                E. A. Crooke          17,162       $585,663
                B. M. Ambler          13,964       $476,512
                C. W. Shivery         15,900       $542,584
                G. C. Creel           17,162       $585,663
                R. E. Denton          10,211       $348,464

    During the performance period, dividends on performance-based restricted stock are accumulated and used to purchase additional shares that are reflected in the above share numbers and market values. The market value for the shares held is based on the closing price per share for BGE common stock as listed in the WALL STREET JOURNAL. Additional performance-based restricted stock was granted early in 1998 as described in the LONG-TERM INCENTIVE PLAN TABLE section beginning on page 12.

NOTES TO SUMMARY COMPENSATION TABLE CONTINUED:

(2) These amounts were paid in BGE common stock for performance during the 1995-1997 period.

(3) For 1995, 1996 and 1997, the amounts in the ALL OTHER COMPENSATION column include BGE's matching contributions under its savings plans, and the interest on the cumulative corporate funds used to pay annual premiums on policies providing split-dollar life insurance benefits (calculated at the Internal Revenue Service's blended rate). For 1997, the amounts also include the following benefits provided to Mr. Creel under his severance agreement (described on page 15): the first two of the 24 monthly installments (for November and December) and a one-time lump sum payment for medical and dental benefits; and Mr. Creel's payment for accrued vacation and supplemental pension benefits. For 1996, the amounts also include a contribution by BGE to a trust securing the executives' supplemental pension benefits, and a one-time contribution by BGE to fund a trust that was established in 1996 to secure executives' deferred compensation plan benefits. A breakdown of the 1997 amounts in the ALL OTHER COMPENSATION column is shown below.

----------------------------------------------------------------------------------------------------------------------------
                                                                   SEVERANCE
                                                   SEVERANCE       AGREEMENT
                          BGE'S        SPLIT-      AGREEMENT      MEDICAL AND      PAYMENT
                        MATCHING       DOLLAR       MONTHLY         DENTAL       FOR ACCRUED      SUPPLEMENTAL
                      CONTRIBUTIONS    AMOUNTS    INSTALLMENTS      PAYMENT       VACATION      PENSION BENEFITS     TOTAL
                      -------------    -------    ------------    -----------    -----------    ----------------    --------
C. H. Poindexter         $18,085       $24,198           N/A            N/A            N/A               N/A        $ 42,283
E. A. Crooke             $12,500       $28,158           N/A            N/A            N/A               N/A        $ 40,658
B. M. Ambler             $ 9,825       $18,016           N/A            N/A            N/A               N/A        $ 27,841
C. W. Shivery            $ 6,975       $ 7,007           N/A            N/A            N/A               N/A        $ 13,982
G. C. Creel              $ 8,375       $20,993      $ 72,575        $ 1,230        $56,232          $ 27,782        $187,187
R. E. Denton             $ 7,405       $11,381           N/A            N/A            N/A               N/A        $ 18,786
----------------------------------------------------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN TABLE

     The Committee on Management, early in 1998, made grants of restricted BGE common stock under the Long-Term Incentive Plan. Grants under this plan were not made during 1998 to Mr. Creel (who retired from BGE on November 1, 1997). The grants are subject to both performance and time contingencies.

     For each named executive, except for Mr. Ambler and Mr. Shivery, performance will be measured over a three-year period by comparing BGE's total shareholder return to the Dow Jones Electric Utilities Index. Both are shown in the performance graph on page 16. A minimum award will be earned if the BGE cumulative total shareholder return percentile rank is at the 50th percentile, progressing to the maximum award if the return is at or above the 75th percentile. Restricted shares granted were equal to the number of shares of BGE common stock that will be earned if "target" performance (62.5th percentile) is achieved.

     For Mr. Ambler and Mr. Shivery, performance will be measured based on both BGE's total shareholder return (as described above), and also by comparing subsidiary business value appreciation to targets established by the Committee on Management. For Mr. Ambler, the business value appreciation formula is based on the cumulative net income, book value, and derived market value of Constellation Power, Inc. For Mr. Shivery, the formula is based on the same factors for Constellation Power Source. Restricted shares were granted equal to the number of shares of BGE common stock that will be earned if "target" performance is achieved, and there is no maximum award limit. However, no awards will be made unless the subsidiary cumulative net income threshold is achieved for the performance measurement period. The measurement period for grants to Mr. Ambler and Mr. Shivery is three years, although Mr. Shivery will have the option prior to the end of the three-year period to extend the performance measurement period for an additional two years for the portion of his grant that is tied to Constellation Power Source performance.

     For all named executives, all or a portion of these restricted shares will be forfeited if performance is below target at the end of the performance period. Additional shares will be awarded if performance is above target at the end of the performance period. However, the total shares awarded will not exceed any maximum noted in the table below.

     During the performance period, dividends on restricted shares will be accumulated and reinvested in additional shares. At the end of the performance period, actual dividends awarded will be based upon performance and paid in BGE common stock (except that the recipients may elect to have a portion of the shares withheld to satisfy tax withholding requirements). Dividend equivalents from the date of the grant will be paid in stock for any additional shares that are awarded. Shares earned through reinvested dividends are not counted toward any maximum award limit.

----------------------------------------------------------------------------
                            PERFORMANCE
           NAME               PERIOD         MINIMUM     TARGET     MAXIMUM
    ------------------    ---------------    -------     ------     -------
    C. H. Poindexter      3 years             6,500      13,000     19,500
    E. A. Crooke          3 years             4,500      9,000      13,500
    B. M. Ambler          3 years               N/A      7,700        N/A
    C. W. Shivery         3 (or 5) years        N/A      9,600        N/A
    R. E. Denton          3 years             2,900      5,800      8,700
----------------------------------------------------------------------------

PENSION BENEFITS

     The table below shows annual pension benefits payable at normal retirement to executives, including the individuals named in the SUMMARY COMPENSATION TABLE on page 11. Normal retirement occurs at age 65 for Messrs. Poindexter, Crooke, and Ambler, and at age 62 for all other executives. Pension benefits are computed at 60% of total final average salary plus bonus for Messrs. Poindexter, Crooke and Ambler, without regard to years of service. Pension benefits are computed at 50% of total final average salary plus bonus for Mr. Shivery and, when he attains 30 years of service in 2001, will be computed at 55%. Pension benefits are computed at 50% of total final average salary plus bonus for Mr. Denton and, when he attains 30 years of service in 2000, will be computed at 55%.

     When Mr. Creel retired on November 1, 1997, his pension benefits were computed at 60% of total final average salary plus bonus, instead of 55%, in recognition of his service since January 1996 as Executive Vice President and Acting Chief Operating Officer.

----------------------------------------------------------------------
                        PERCENTAGE OF FINAL AVERAGE SALARY AND BONUS
TOTAL FINAL AVERAGE     --------------------------------------------
 SALARY AND BONUS          50%              55%              60%
----------------------------------------------------------------------
    $   300,000         $ 150,000        $ 165,000        $ 180,000
        325,000           162,500          178,750          195,000
        350,000           175,000          192,500          210,000
        400,000           200,000          220,000          240,000
        425,000           212,500          233,750          255,000
        450,000           225,000          247,500          270,000
        475,000           237,500          261,250          285,000
        500,000           250,000          275,000          300,000
        550,000           275,000          302,500          330,000
        575,000           287,500          316,250          345,000
        600,000           300,000          330,000          360,000
        650,000           325,000          357,500          390,000
        700,000           350,000          385,000          420,000
        750,000           375,000          412,500          450,000
        800,000           400,000          440,000          480,000
        825,000           412,500          453,750          495,000
        850,000           425,000          467,500          510,000
        900,000           450,000          495,000          540,000
        950,000           475,000          522,500          570,000
      1,000,000           500,000          550,000          600,000
      1,025,000           512,500          563,750          615,000
----------------------------------------------------------------------

     Salary used to compute pension benefits is salary earned during the preceding year. Salary is calculated in the same manner as shown in the SUMMARY COMPENSATION TABLE on page 11. The bonus amount used to compute pension benefits is the average of the two highest annual bonus percentages paid during the preceding five years, multiplied by final annual salary. Bonus used in the calculation is based on the amounts shown in the SUMMARY COMPENSATION TABLE on page 11. There is no offset of pension benefits for social security or other amounts. Compensation used to compute pension benefits for the individuals named in the SUMMARY COMPENSATION TABLE on page 11 as of December 31, 1997 is as follows:

                  C. H. Poindexter                    $846,156
                  E. A. Crooke                        $587,120
                  B. M. Ambler                        $469,388
                  C. W. Shivery                       $303,772
                  G. C. Creel                         $434,124
                  R. E. Denton                        $319,323

     BGE has a program to secure the supplemental pension benefits for each executive officer, and a program to secure deferred compensation of each executive officer, including those listed in the SUMMARY COMPENSATION TABLE on page 11. These programs do not increase the amount of supplemental pension benefits or deferred compensation. To provide security, accrued supplemental pension benefits and deferred compensation are funded through a trust at the time they are earned. An executive officer's accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of BGE followed within two years by the executive's demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust upon the later of age 55 or employment termination. An executive's benefits under the deferred compensation plan always are fully vested and are payable at employment termination. Any payments to these trusts are included in the SUMMARY COMPENSATION TABLE in the ALL OTHER COMPENSATION column.

SEVERANCE AGREEMENTS

     During 1995, in connection with the proposed merger with Potomac Electric Power Company (PEPCO), employment agreements were executed with Messrs. Poindexter and Crooke, and severance agreements were executed with 15 key employees.
     Mr. Creel and 4 other key employees who had severance agreements terminated their employment with BGE, which entitled them to benefits under their severance agreements. The agreements provide benefits equal to two times the sum of (1) annual base salary and (2) the average of the two highest annual incentive awards paid in the last five years. The severance benefits are being paid in 24 monthly equal installments beginning on the first day of the month after employment ceased. The agreements also provide for retirement, medical and dental benefits that are computed without any penalty for early retirement.
     The employment agreements with Messrs. Poindexter and Crooke, and the severance agreements for the remaining 10 key employees, were terminated in December, 1997, when BGE and PEPCO mutually terminated the proposed merger.
     After these agreements were terminated, BGE entered into new severance agreements in December, 1997 with Messrs. Poindexter, Crooke, Ambler, Shivery, Denton, and one other key employee. The new severance agreements provide benefits if (1) there is a change in control of BGE, and (2) within two years of the change in control, the executive's employment is terminated without cause, or the executive resigns for good reason.
     The new severance agreements provide benefits to an executive who is ineligible to retire equal to two and one-fourth times the sum of (1) the executive's annual base salary and (2) the average of the executive's two highest annual incentive awards paid in the last five years. These payments are made in 24 equal monthly installments beginning on the first day of the month after employment ceases. The agreements also provide for 36 months of medical and dental benefits on the same terms as those benefits are provided to any actively employed executive, and further provide for continued life insurance benefits. For an executive who is eligible to retire, the severance agreements provide benefits equal to two times the sum of
(1) the executive's annual base salary and (2) the average of the executive's two highest annual incentive awards paid in the last five years, also payable in 24 equal monthly installments after employment ceases. The executive's retirement benefits will be computed without any penalty for early retirement, and medical and dental benefits will be based on the same terms as any retiree who is at least age 65 with 20 or more years of service. Further, for purposes of other benefit plans, the executive will be treated as retiring at BGE's request.

                         COMMON STOCK PERFORMANCE GRAPH

       The following graph assumes $100 was invested on December 31, 1992 in BGE common stock, the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

                            5-Year Performance Graph

                  [GRAPH APPEARS HERE--SEE PLOT POINTS BELOW]

                         BGE      S&P 500    DJ Elec. Util. Index
                         -----    -------    --------------------
                1992     100      100              100
                1993     114.95   110.08           111.67
                1994     107.19   111.53           97.92
                1995     146.92   153.45           128.83
                1996     146.24   188.68           130.15
                1997     197.94   251.63           164.63

                             REPORT OF COMMITTEE ON
                            MANAGEMENT ON EXECUTIVE
                                  COMPENSATION

       The members of the Committee on Management are all outside Directors. The Committee is responsible for executive compensation policies. The Committee also approves all compensation plans and recommends to the Board of Directors specific salary amounts and other compensation awards for individual executives.

       The Committee designs compensation policies to encourage executives to manage BGE and its subsidiaries in the best long-term interests of shareholders and to allow BGE to attract and retain executives best suited to lead BGE in a changing industry. The Committee has retained an outside executive compensation consultant since 1993. He provides information and advice on a regular basis. In addition, internal compensation analysts (certified by the American Compensation Association) use survey data, outside consultants, and other resources to make recommendations to the Committee.

       The Committee determined that the relevant labor market for BGE executives is the utility industry. Utilities used for comparison in 1997 were electric utilities and combination electric/gas utilities that have annual revenues in the $2-5 billion range, analyzed using regression analysis to account for BGE's size. These utilities are thought to best represent the portion of the executive labor market in which BGE competes. All of these utilities are included in the Dow Jones Electric Utilities Index shown on the performance graph on page 16. For subsidiary executives, the Committee also used labor market data from various industries that are similar to their diversified businesses.

       Total compensation is made up of three components: base salary, short-term incentive awards, and long-term incentive awards. The Committee's philosophy is that base salary should approximate the median level of the relevant labor market. Base salary and short-term incentive awards should approximate the median level of the relevant labor market for average performance, and the 75th percentile for superior performance. Long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the labor market. As described below, corporate and/or diversified business performance are among the criteria used by the Committee in determining base salary, and are key components in determining both short-term and long-term incentive awards.

       Base salary range increases for Mr. Poindexter and the other named executives in 1997 were based upon survey data and the policies mentioned above.

       Base salary increases during 1997 for Mr. Poindexter and the other named executives were determined by the Committee taking into account 1996 corporate and/or diversified business performance, each executive's position in the salary range, individual performance, and the corporate response to changes in the industry and the regulatory environment. No specific weights were assigned to the various factors. Mr. Poindexter's base salary increase of 6.0% maintained his position in the middle third of his salary range.

       Bonus amounts for Mr. Poindexter and other executives represent the short-term incentive component of executive compensation. For 1997 short-term incentive awards for Messrs. Poindexter, Crooke, Ambler, Creel and Denton, the Committee determined that an earnings gate based on either consolidated corporate earnings or utility earnings applicable to common stock would be used to determine whether any award would be paid. Because applicable 1997 earnings were below the gate amounts, no awards were paid to these executives. Mr. Shivery was not subject to an earnings gate, due to the Committee's desire that he focus his efforts on the successful start-up of Constellation Power Source, which was formed in February, 1997. In recognition of Mr. Shivery's significant accomplishments, an award was paid to him, as shown in the SUMMARY COMPENSATION TABLE on page 11.

       Shareholders approved the BGE Long-Term Incentive Plan at the 1995 Annual Meeting of Shareholders. The Plan will be in effect until 2005. The Committee included many features in the Plan to allow various types of awards keyed to corporate performance, including performance shares and restricted stock subject to performance-based contingencies. Performance-based restricted stock generally with three-year performance periods was granted under the Plan in 1995, 1996, 1997 and 1998 to the named executives. The performance period for the 1995 grants ended in 1997 and the award payouts are described below. The 1996 and 1997 grants are shown in footnote 1 to the SUMMARY COMPENSATION TABLE on page
11. The 1998 grants are shown on the Long-Term Incentive Plan table on page 13. The awards are subject to forfeiture if performance criteria are not satisfied or if the executive's employment terminates for certain reasons during the applicable performance period.

       The performance criteria for the 1998 grants for all named executives include a corporate total shareholder return measure for the three-year performance period compared to total shareholder return for the other companies included in the Dow Jones Electric Utilities Index (one of the indices used in the performance graph). For this criterion, the award payout can range from a threshold award at the 50th percentile, progressing to a maximum payout if percentile rank for total shareholder return equals or exceeds the 75th percentile. For BGE executives, total shareholder return has been the only performance criterion since the 1995 grants.

       For Mr. Shivery's 1995 and 1996 grants, corporate total shareholder return was the sole performance criterion. For his 1997 and 1998 grants, the Committee determined that it was also appropriate to establish a Constellation Power Source (CPS) performance criterion for a portion of each award, to more closely tie his long-term incentive compensation to CPS performance. The CPS performance criterion is a business value appreciation formula, utilizing CPS cumulative net income, book value, and derived market value. A cumulative net income threshold will be established for each performance measurement period. Since the business value appreciation formula is intended to measure a surrogate market value, no maximum award amount will be established. The number of shares granted at the beginning of each performance period equals the targeted value of the long-term incentive award. Because of the potential volatility of performance in a business such as CPS, Mr. Shivery will have the option before the end of the three years to extend the performance measurement period for an additional two years for the portion of his grants tied to CPS performance. Since Mr. Shivery was previously granted restricted stock under the BGE Long-Term Incentive Plan for 1997 reflecting his then-current role as BGE Chief Financial Officer, his 1997 grant was retroactively increased to reflect the higher level of targeted long-term compensation associated with his position as President of CPS.

       For Mr. Ambler's 1995 and 1996 grants, the performance criterion measures improvement in Constellation Holdings' cumulative net income over each three-year period. For his 1997 grant, the performance criteria measure corporate total shareholder return and Constellation Holdings' average return on equity over the three-year period. For his 1998 grant, the criteria include both corporate total shareholder return, and a business value appreciation formula for Constellation Power, Inc. (CPI), the largest Constellation Holdings' subsidiary. The business value appreciation formula for CPI is similar to the formula for CPS described above. No maximum award amount will be established for Mr. Ambler's 1998 grant.

       The named executives earned awards of BGE common stock under the BGE Long-Term Incentive Plan, based on the 1995-1997 performance period. Awards for Messrs. Poindexter, Crooke, Shivery, Creel and Denton were above target based on BGE total shareholder return during the three-year performance period at the 64th percentile, which exceeded the target of the 62.5th percentile. Mr. Creel and Mr. Denton were also awarded additional shares reflecting their higher level executive responsibilities due to their promotions during the performance period, and Mr. Creel's award was prorated to reflect his November 1, 1997 retirement. Mr. Ambler's award was below target because Constellation Holdings' cumulative net income over the three-year performance period was below target. All awards included BGE stock purchased with dividends paid on award shares throughout the performance period. These awards to the named executives are shown in the column of the SUMMARY COMPENSATION TABLE on page 11 titled LONG-TERM COMPENSATION -- LONG-TERM INCENTIVE PLAN PAYOUT.

       Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee has considered annually whether it should adopt a policy regarding 162(m) and concluded it was not appropriate to do so. One reason for the conclusion is that, assuming the current compensation policies and philosophy remain in place, the limitations of Section 162(m) have only minimal applicability currently and in the near future. The Committee also notes that while generally it wishes to maximize the deductibility of compensation, the Committee believes the 162(m) requirements are not fully consistent with sound executive compensation policy and incentives to improve shareholder value. Therefore, the Committee may approve incentive payments that do not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

Jerome W. Geckle, Chairman           Dan A. Colussy
J. Owen Cole                         Michael D. Sullivan

                              SHAREHOLDER PROPOSAL

       We have been advised by Charles F. Dobry, Jr., 783 Riverdale Avenue, Baltimore, Maryland 21237, a shareholder who beneficially owns common stock with a market value of at least $1,000, that he intends to submit the following proposal for action at the annual meeting.

       THE BOARD OF DIRECTORS OPPOSES THE PROPOSAL AND RECOMMENDS A VOTE "AGAINST" IT. The Board of Directors' objection is on page 21.

       The following proposal is presented word-for-word as it was submitted to us by the shareholder:

                     BALTIMORE GAS & ELECTRIC COMPANY (BGE)
                        SHAREHOLDER PROPOSAL CONCERNING
                              CONFIDENTIAL VOTING

     BE IT RESOLVED: That the stockholders of Baltimore Gas & Electric Company
(BGE). ("Company"), recommend that our Board of Directors take the steps necessary to adopt and implement a policy of CONFIDENTIAL VOTING at all meetings of its stockholders, which includes the following provisions:

     1. That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

     2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

                             SUPPORTING STATEMENT:

     It is the proponents' belief that it is vitally important that a system of CONFIDENTIAL PROXY VOTING be established at BGE. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners (stockholders) and our national economy.

     The implementation of a CONFIDENTIAL VOTING SYSTEM would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

     A second important benefit of CONFIDENTIAL VOTING would be to invigorate the corporate governance process at the Corporation. We believe that shareholder activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

     Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

     THE VAST MAJORITY OF MAJOR CORPORATIONS HAVE ADOPTED a CONFIDENTIAL VOTING POLICY and IT'S TIME FOR BGE TO JOIN THEM.

WE URGE YOU TO VOTE FOR THIS PROPOSAL.

           BOARD OF DIRECTORS' OBJECTIONS TO THE SHAREHOLDER PROPOSAL

     BGE's Board of Directors and Management recommend that shareholders vote AGAINST this proposal. A confidential voting policy would substantially limit the ability of shareholders and BGE to communicate with each other, and would not significantly enhance the confidentiality already available to shareholders.

     BGE's existing proxy solicitation system allows shareholders the freedom to choose whether to vote on a confidential basis. A shareholder who wants anonymity and confidentiality may hold shares in street name through a bank, broker, or other nominee who cannot disclose the names of the shareholder without the shareholder's permission. Shares held by employees in BGE's employee savings plan are held in trust and voted by the plan trustee. BGE has no access to the voting instructions employees provide to the trustee. Under the terms of a trust agreement, plan participants confidentially direct the trustee how to vote.

     Shareholders who choose not to vote on a confidential basis may openly communicate with Management. Large institutional shareholders use their votes on particular issues to send messages to Management. Other shareholders use proxy cards to write comments to Management. The Board of Directors must be able to use these extremely valuable sources of information to learn the viewpoints of its shareholders.

     A confidential voting policy would impair BGE's ability to contact shareholders on issues that are important to BGE's success. The Board of Directors must be able to clarify directly with shareholders issues of importance to BGE and shareholders, and when necessary to counter false statements in proxy contests. BGE may need to contact shareholders who have not voted their proxies to encourage them to vote on important issues. BGE also may contact shareholders whose proxy cards aren't correctly completed, so that their shares will be voted as they intended. Contact with shareholders is critical in these situations so that the Board of Directors can proceed in the best interest of BGE and all of its shareholders, and a confidential voting policy would limit the Board of Directors' ability to do this.

     The proponent argues that confidential voting is necessary to ensure the integrity of board elections and protect shareholders from retribution. This is a farfetched notion for corporate governance and has no historical basis at BGE. BGE is a good corporate citizen as many long-time shareholders know, and has always conducted its shareholder solicitations in a fair and equitable manner, without any threat of retribution. Further, contrary to the proponent's claim that shareholder activism would be promoted with confidential voting, it has not been the experience of BGE that its shareholders are reluctant to communicate with Management because of the absence of confidential voting. Activist shareholders want Management to know who they are and what they stand for.

     BGE's existing proxy solicitation system encourages open communication with shareholders. It permits confidentiality for those who desire it, but does not mandate it for all shareholders. The existing system has served shareholders fairly for many years, and has been a valuable tool to help the Board of Directors and Management successfully run BGE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

[RECYCLE LOGO] This Statement was printed
               entirely on recycled paper.

                          TEAR HERE ALONG PERFORATION
--------------------------------------------------------------------------------

[BGE LOGO]            BALTIMORE GAS AND ELECTRIC COMPANY
                 P. O. BOX 1642, BALTIMORE, MARYLAND 21203-1642

    Common Stock Proxy for Annual Meeting of Shareholders -- April 24, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 PLEASE VOTE AND SIGN ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

The undersigned appoints Jerome W. Geckle, George V. McGowan and Christian H. Poindexter (or a majority of them or their substitutes, or one acting alone in the absence of the others), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Baltimore Gas and Electric Company which the undersigned is entitled to vote at the annual meeting to be held on April 24, 1998, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ITEMS 1 & 2 AND "AGAINST" ITEM 3 ON THE REVERSE OF THIS CARD.

                                     (over)

                            THIS IS YOUR PROXY CARD




                             TEAR HERE, VOTE, SIGN
                        AND RETURN IN THE PRE-ADDRESSED
                             POSTAGE PAID ENVELOPE


                          TEAR HERE ALONG PERFORATION
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2 AND "AGAINST" ITEM 3


1. THE ELECTION OF 13 DIRECTORS                                                                           FOR  AGAINST  ABSTAIN
   | | FOR all nominees, except as      | | WITHHOLD AUTHORITY      2. RATIFICATION OF THE SELECTION OF   | |    | |      | |
       lined through below. (To vote        (ABSTAIN) from voting      COOPERS & LYBRAND L.L.P. AS OUR
       AGAINST any or all nominees          for all nominees.          INDEPENDENT ACCOUNTANTS FOR 1998
       line through their names.)

H.F. Baldwin   B.B. Byron    J.O. Cole        D.A. Colussy          3. SHAREHOLDER PROPOSAL REGARDING     | |    | |      | |
E.A. Crooke    J.R. Curtiss  J.W. Geckle      F.A. Hrabowski, III      CONFIDENTIAL VOTING
N. Lampton     G.V. McGowan  C.H. Poindexter  G.L. Russell, Jr.
M.D. Sullivan
                                                           | | Please check this box if you plan to attend the 1998 annual meeting.



                                                      Please sign below, exactly as name appears at left. Joint owners should EACH sign. Attorneys, executors, administrators, trustees and corporate officials should give title or capacity in which they are signing.

                                                      Signature ____________________________________ Date ________________________

BALTIMORE GAS AND ELECTRIC COMPANY                    Signature ____________________________________ Date ________________________

CHRISTIAN H. POINDEXTER                       Baltimore Gas and Electric Company
Chairman of the Board                                     39 W. Lexington Street
and Chief Executive Officer                            Baltimore, Maryland 21201




April 7, 1998

[LOGO]
Dear Shareholder:

As of April 3, 1998, we had not received your proxy card for the 1998 annual shareholders meeting to be held April 24th.

We appreciate the support of our shareholders and encourage you to vote your shares, regardless of the size of your holdings. We have, therefore, enclosed a second proxy card so that you can vote your shares. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card to ensure that your vote will be counted at the meeting.

Our initial mailing to you also included a proxy statement and our 1997 annual report to shareholders. If you would like to receive a duplicate copy of these documents, simply contact one of our shareholder representatives in metropolitan Baltimore at 410-783-5920, within Maryland at 1-800-492-2861, or outside Maryland at 1-800-258-0499.

Sincerely,


/s/ C.H. Poindexter
Chairman of the Board


Enclosures

           Please fold and detach card at perforation before mailing
--------------------------------------------------------------------------------

                  CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

    PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE

These Voting Instructions are requested in conjunction with a proxy solicitation by the Board of Directors of Baltimore Gas and Electric Company.


TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE BALTIMORE GAS AND ELECTRIC
    COMPANY EMPLOYEE SAVINGS PLAN

I hereby instruct T. Rowe Price Trust Company, as Trustee under the Baltimore Gas and Electric Company Employee Savings Plan (Plan), to vote, by proxy, all shares of common stock of Baltimore Gas and Electric Company (BGE) allocated to me under the Plan at the annual meeting of the shareholders of BGE to be held on April 24, 1998, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and Jerome W. Geckle, George V. McGowan and Christian H. Poindexter, in their discretion, shall vote in person on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

The Trustee will vote the shares represented by this Voting Instructions Card if properly signed and received by April 17, 1998. IF NO INSTRUCTIONS ARE SPECIFIED ON A SIGNED CARD, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF BGE: "FOR" ITEMS 1 AND 2, AND "AGAINST" ITEM 3. The Trustee is not permitted under the Plan to vote shares of common stock unless voting instructions have been received.

                                     (over)

                                                            ------------------
From:                                                      | First Class Mail |
T. ROWE PRICE RETIREMENT PLAN SERVICES, INC.               |   U.S. Postage   |
BGE PST                                                    |       PAID       |
P.O. Box 17215                                             |   Baltimore MD   |
Baltimore, MD 21297-0354                                   |    Permit #250   |
                                                            ------------------

           Please fold and detach card at perforation before mailing
--------------------------------------------------------------------------------
            PLEASE VOTE BY FILLING IN THE APPROPRIATE BOX(ES) BELOW.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.


1. THE ELECTION OF 13 DIRECTORS                                      FOR all nominees listed at              WITHHOLD AUTHORITY
                                                                     left, except as lined through           (ABSTAIN) from voting
H.F. Baldwin, B.B. Byron, J.O. Cole, D.A. Colussy, E.A. Crooke,      (To vote AGAINST any or all             for all nominees.
J.R. Curtiss, J.W. Geckle, F.A. Hrabowski, III, N. Lampton,          nominees line through their names.)
G.V. McGowan, C.H. Poindexter, G.L. Russell, Jr., M.D. Sullivan              | |                                  | |

2. RATIFICATION OF THE SELECTION OF                                          FOR          AGAINST          ABSTAIN
   COOPERS & LYBRAND L.L.P. AS OUR                                           | |            | |              | |
   INDEPENDENT ACCOUNTANTS FOR 1998

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.

3. SHAREHOLDER PROPOSAL REGARDING CONFIDENTIAL VOTING                        | |            | |              | |

                                                                             BALTIMORE GAS AND ELECTRIC COMPANY

                                                                 Date _____________

                                                                 Please sign below, exactly as your name appears to the left.
                                                                 |                                                          |
                                                                 |                                                          |
                                                                                           SIGNATURE

                       BALTIMORE GAS AND ELECTRIC COMPANY


TO PARTICIPANTS IN THE
EMPLOYEE SAVINGS PLAN (THE PLAN)


        The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on April 24, 1998, are being furnished to you by Baltimore Gas and Electric Company (BGE) on behalf of T. Rowe Price Trust Company, Trustee under the Plan.

        In accordance with the Plan and the Trust Agreement between BGE and the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by April 17, 1998. After receipt of the properly executed Voting Instructions Card, the Trustee will vote as directed by those instructions. The Trustee is not permitted to vote your shares of common stock unless voting instructions have been received.

        Each participant in the Plan who is a holder of record of other shares of BGE stock will continue to receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.



                                                   Elaine W. Johnston
                                                   Plan Administrator

                       BALTIMORE GAS AND ELECTRIC COMPANY
                             EMPLOYEE SAVINGS PLAN


T. Rowe Price Trust Company, Trustee of the Employee Savings Plan, has not received a Voting Instructions Card for the 1998 meeting for the shares that you hold in the Plan. The Trustee is not permitted to vote your shares of common stock unless voting instructions have been received.

We appreciate the support of our shareholders and encourage you to vote your Employee Savings Plan shares, regardless of the size of your holdings. We have, therefore, enclosed a second Voting Instructions Card so that you can vote your shares. Whether or not you plan to attend the meeting, please complete the Voting Instructions Card and return it to the Trustee in the envelope provided by April 17, 1998.

Our initial mailing to you included a proxy statement. If you would like to receive a duplicate copy, please contact one of our shareholder representatives in metropolitan Baltimore at 410-783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499.

                                                   Elaine W. Johnston
                                                   Plan Administrator